UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): September 15th, 2003

BANYAN CORPORATION
(Exact name of registrant as specified in its chapter)

OREGON	000-26065	84-1346327
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 500, 1925 Century Park East, Los Angeles, California 90067
(address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (800) 808-0899

ITEM 1.     Changes in Control of Registrant

Not Applicable

ITEM 2.     Acquisition or Disposition of Assets

Not Applicable

ITEM 3.     Bankruptcy or Receivership

Not Applicable

ITEM 4.     Changes in Registrant's Certifying Accountant

Not Applicable

ITEM 5.     Other Events and Regulation FD Disclosure

On September 15th, 2003 the Registrant publicly disseminated a press release announcing that it has entered an Area Representative Agreement for the State of Iowa with Dr. Patrick C. Andersen, graduate and alumnus of Palmer College of Chiropractic in Davenport, Iowa, effective September 12, 2003. This agreement allows for the development of a minimum of 100 Chiropractic USA clinics in Iowa over the term of the agreement, which, if achieved, will add over $25 million of royalty sales per annum to the Chiropractic USA system. Dr. Andersen has been a successful Chiropractor for over 25 years and is a much sought after instructor, teaching seminars all over the country and helping improve the technique of Chiropractors everywhere. Dr. Andersen’s Area Representative agreement for Iowa, in addition to existing Chiropractic USA agreements in Hawaii, California, Michigan, Louisiana, and Florida, create franchised locations producing system wide royalty sales for Chiropractic USA in excess of $125 million per annum if growth targets are met. Chiropractic USA is currently in negotiations with various other area representatives and currently has dozens of franchise applications under review from all areas of the country. Upon execution of the contract Dr. Andersen stated that he believes Chiropractic USA will revolutionize the Chiropractic profession with highly-trained, focused doctors with a team approach and service with state-of-the art facilities. Dr. Andersen concluded that he believes Chiropractic USA will lead the wellness revolution for a healthier America. While not a large area geographically or by population, Iowa holds a special place in Chiropractic as Chiropractic was initially developed in Iowa by D.D. Palmer. Palmer went on to establish the founding college of the Chiropractic profession in 1897 in Davenport, Iowa - Palmer College of Chiropractic - which is still a world-class institution.

The information contained in the Press Release is incorporated herein by reference and filed as exhibit 99.1 hereto.

ITEM 6.     Resignations of Registrant's Directors

Not applicable.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of business acquired Not Applicable

(b)	Pro forma financial information Not Applicable

(c)	Exhibits The following Exhibits are filed as a part of this disclosure statement:

	99.1	The Registrant’s Press Release dated September 15th, 2003.

ITEM 8.     CHANGES IN FISCAL YEAR.

Not Applicable

ITEM 9.     REGULATION FD DISCLOSURE.

Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANYAN CORPORATION
(Registrant)

Date: September 15th, 2003	/s/ Michael J. Gelmon

Michael J. Gelmon
Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit		Sequential
Number	Description	Page Number

99.1	The Registrant’s Press Release dated September 15th, 2003